Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: September 16, 2005

CONTACT:	Donald W. Jewell	Patrick W. Hurley
	Interim Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC. REPORTS FOURTH QUARTER UNAUDITED RESULTS

Denver, Colorado - September 16, 2005 - Sport-Haley, Inc. (NASDAQ NMS: SPOR) (the “Company”) today announced results of operations for the fourth quarter of its 2005 fiscal year. The Company reported net income of $587,000 for the fourth quarter of its fiscal year ended June 30, 2005, or $0.23 per share, as compared with a loss of ($1,659,000), or ($0.55) per share, in the fourth quarter of the previous fiscal year.

For the quarter ended June 30, 2005, net sales increased by 10%, or $656,000, to $7,016,000 from $6,360,000 in the same period in the prior fiscal year. Gross profit increased by 56%, or $899,000, to $2,492,000 from $1,593,000, while other operating costs decreased approximately 12%, or $264,000, from $2,237,000 in the comparable prior year period to $1,973,000. Income (loss) from operations reflected an improvement of $1,163,000, or 181%, from a loss from operations in the prior fiscal year’s fourth quarter of ($644,000) to income from operations in the fourth quarter of fiscal 2005 of $519,000.

Commenting on the results of operations, Donald W. Jewell, Interim Chief Executive Officer, stated, “We’re very pleased with the results of our fourth quarter. Our income from operations for the quarter is certainly reflective of the dedication our management team has to return this company to profitability. We’ve believed for a long time that our Sport Haley™ and Ben Hogan® collections represent some of the best golf apparel available, but it’s been a long time since we last generated income from operations. We’ve worked diligently in the last several months, making difficult decisions along the way, to ensure the long-term financial health of the Company.”

“We intend to continue in our efforts to further improve our operations,” continued Mr. Jewell. “We have significantly improved our inventory position to now bring it more in line with our expectations, and we also made significant reductions within our operating costs. Our plans include continuing to focus our efforts to find additional ways to decrease our operating costs and to complete our search for sensible strategic alternatives that could improve our core business. However, we believe that the success we achieved during our fourth quarter certainly indicates that we are on track with the changes we have implemented to date.”

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Sport-Haley, Inc. designs, purchases, contracts for the manufacture of and markets women’s and men’s fashion golf apparel and outerwear under the SPORT HALEY™ and Ben Hogan® labels. Our fashion golf apparel collections, known for their innovative designs, quality fabrics, generous fits and classic styles, are primarily marketed in the premium and mid-priced markets, through a network of independent sales representatives and distributors, to golf professional shops, country clubs, resorts and exclusive department stores within the United States and by certain distributors within international markets. The Company distributes Ben Hogan® apparel pursuant to a licensing agreement with Callaway Golf Company.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions, variations or the negative of these words, and any statement regarding possible or assumed future results of operations of the Company’s business, the markets for its products, anticipated expenditures, regulatory developments or competition, or other statements regarding matters that are not historical facts, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. The reader should be aware that our actual results could differ materially from those contained in forward-looking statements. The Company’s financial condition and the results of its operations will depend on a number of factors, including, but not limited to, the following: our ability to control costs and expenses; our ability to successfully anticipate fashion trends, design favorably accepted fashion golf apparel, effectively advertise and communicate within the marketplace, and penetrate our chosen distribution channels; our ability to successfully forecast sales and optimize inventory levels; our ability to successfully manage risks associated with the trend of increasing sales with respect to licensed apparel, such as our Ben Hogan® apparel collections; relations with and performance of suppliers; competition within golf apparel markets; business conditions and growth in the fashion golf apparel market and the general economy; political and international trade relations; changes in international trade quota systems for apparel; consumer spending on golf apparel; general global economic and political conditions resulting from threats or acts of war or terrorism and responses thereto; timely performance of third parties, such as freight forwarders, including risks of labor disputes and/or labor strikes; changes in product mix; inventory risks due to shifts in market and/or price erosion of purchased apparel; lost or reduced manufacturing capacity of significant suppliers; loss or delay of shipments from foreign suppliers; access to capital; maintaining satisfactory relationships with commercial banking institutions; and, establishing controls with regard to and maintaining the integrity of technology and information systems. The reader should not place undue reliance on any forward-looking statements. Neither the Company nor any of its corporate officers or key employees assumes any obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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SPORT-HALEY, INC.

Unaudited Financial Information

	Three Months Ended June 30,
	2005	2004
Statements of Income Data:

Net sales	$7,016,000	$6,360,000

Gross profit	2,492,000	1,593,000

Other operating costs	1,973,000	2,237,000

Income (loss) from operations	519,000	(644,000)

Net income (loss)	587,000	(1,659,000)

Basic earnings (loss) per common share	$0.23	$(0.55)

Basic average weighted shares outstanding	2,564,000	2,471,000

	June 30,
	2005	2004
Balance Sheets Data:

Current assets	$16,565,000	$19,651,000

Total assets	17,490,000	20,771,000

Current liabilities	1,751,000	2,148,000

Long-term liabilities	—	—

Stockholders’ equity	15,739,000	18,623,000

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